Exhibit 3.2.2

BUSINESS CORPORATIONS ACT

(SECTION 174)

FORM 7

REGISTRIES

Restated Articles of Incorporation

1. NAME OF CORPORATION.	2. CORPORATE ACCESS NO.

NOVA GAS TRANSMISSION LTD.	200178150

3.       THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE.

See Appendix “A” attached hereto, which is incorporated into and forms part of these Restated Articles of Incorporation.

4.       RESTRICTIONS IF ANY ON SHARE TRANSFERS.

None except as are imposed on the Corporation under Section 26 of the Gas Utilities Act (Alberta).

5.       NUMBER (OR MINIMUM AND MAXIMUM NUMBER) OF DIRECTORS.

The number of directors is fixed at a minimum of five and a maximum of fifteen.

6.       IF THE CORPORATION IS RESTRICTED FROM CARRYING ON A CERTAIN BUSINESS SPECIFY THESE RESTRICTIONS.

None, except as imposed under Sections 26.4, 26.5 and 26.6 of the Gas Utilities Act (Alberta).

7.       OTHER PROVISIONS IF ANY.

(a)           See the provisions of the Gas Utilities Act (Alberta) and see especially the provisions of Sections 25.1 and 26 thereof.

(b)           The head office of the Corporation shall be in Calgary, Alberta, Canada

(c)           The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

THE FOREGOING RESTATED ARTICLES OF INCORPORATION CORRECTLY SET OUT, WITHOUT SUBSTANTIVE CHANGE THE CORRESPONDING PROVISIONS OF THE ARTICLES OF INCORPORATION AS AMENDED AND SUPERSEDE THE ORIGINAL ARTICLES OF INCORPORATION

8. DATE	SIGNATURE	TITLE

October 6, 1998	/s/ Rhondda E.S. Grant	Corporate Secretary

FOR DEPARTMENTAL USE ONLY		FILED

REG 3057 (96/05) CCA-06-107

SCHEDULE A  to the Restated Articles of Incorporation of NOVA GAS TRANSMISSION LTD. (the Corporation)

Item 3 of the Restated Articles of Incorporation of the above-named Corporation dated June 10, 1994 is hereby amended as follows:

Pursuant to subsection 167(1)(m) of the Business Corporations Act (Alberta) (the Act), Appendix A and Schedules II, II-A, II-B, II-C, II-D, II-E, II-F, II-G, II-H, III, III-A, III-B, IV, V and V-A attached to Appendix A thereto are hereby deleted in their entirety and concurrently create two new classes of shares pursuant to subsection 167(1)(d) of the Act, each in an unlimited number, designated as Class A Preferred Shares and Class B Preferred Shares that have, respectively, attached hereto the rights, privileges, restrictions and conditions set forth in these Restated Articles of Incorporation.

Therefore, the authorized capital of the Corporation shall consist of an unlimited number of New Common Shares, Senior Preferred Shares, Class A Preferred Shares and Class B Preferred Shares all of which are without nominal or par value. The rights, privileges, restrictions and conditions to the above referenced shares are shown below:

I.      NEW COMMON SHARES

A.    Voting Rights

Each holder of the New Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation and to vote thereat, except meetings at which only holders of a specified class of shares (other than New Common Shares) or specified series of shares are entitled to vote.  At all meetings of which notice must be given to the holders of the New Common Shares, each holder of New Common Shares shall be entitled to one vote in respect of each New Common Share held by such holder.

B.    Dividends

The holders of the New Common Shares shall be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive any dividend declared by the Corporation.

C.    Liquidation, Dissolution or Winding-up

The holders of the New Common Shares shall be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation on a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

II.            PREFERRED SHARES

A.    Senior Preferred Shares

1. Definitions

With respect to the Senior Preferred Shares, the following terms shall have the meanings ascribed to them below:

(a)   business day means any day, other than a Saturday, Sunday or statutory holiday in the province of Alberta.

(b)   common shares means the class of shares in the capital of the Corporation, designated as common shares, as constituted immediately before the Articles of Amendment dated January 23, 1998 become effective.

(c)   Redemption Amount of each Senior Preferred Share means THIRTY THOUSAND THREE HUNDRED AND FIFTY DOLLARS ($30,350) provided that if at any time the Corporation and all the holders of Senior Preferred Shares (or, if there are no longer any such holders, then the holder at the time of issue of the Senior Preferred Shares) shall mutually agree or Revenue Canada, Taxation or any other taxing authority shall assert by assessment, reassessment or otherwise, within the time period prescribed by the Income Tax Act (Canada) or other applicable tax statute for such action, that the aggregate fair market value of the common shares on the Share Change Date was greater or less than THREE BILLION THIRTY-FIVE MILLION DOLLARS ($3,035,000,000) then the Redemption Amount of each Senior Preferred Share shall be and shall be deemed to always have been the amount that is determined by dividing the aggregate fair market value of the common shares on the Share Change Date by 100,002 provided that the aggregate fair market value of the common shares shall be deemed to be and to always have been:

(i)    such amount as may be mutually agreed by the Corporation and all the holders of Senior Preferred Shares (or, if there are no longer any such holders, then the holder at the time of issue of the Senior Preferred Shares) to have been the aggregate fair market value of the common shares on the Share Change Date; or

(ii)   such amount as may be mutually agreed by Revenue Canada, Taxation, or other taxing authority, the Corporation, and all the holders of Senior Preferred Shares (or, if there are no longer any such holders, then the holder at the time of issue of the Senior Preferred Shares) to have been the aggregate fair market value of the common shares on the Share Change Date; or

(iii)  in the absence of such agreement, such amount as shall be finally determined by a Court having jurisdiction in that matter (after all appeal rights have been exhausted or all times for appeal have expired without appeals having been taken) to have been the aggregate fair market value of the common shares on the Share Change Date.

The Redemption Amount of such Senior Preferred Share so adjusted shall be deemed retroactively to the time of the issuance of such shares to have been its Redemption Amount; and in the event that any of such Senior Preferred Shares have been redeemed prior to the time that the fair market value of the common shares are ultimately determined as provided herein, a cash settlement shall be made by the holders of such Senior Preferred Shares or the Corporation, as the case may be.

(d)   Redemption Price in respect of each Senior Preferred Share means the Redemption Amount, together with all unpaid dividends, whether or not declared, which shall have accrued thereon and which, for such purpose, shall be treated as accruing up to the date of liquidation, dissolution or winding-up or the date of redemption, as the case may be.

(e)   Share Change Date means January 23, 1998.

2.     Ranking

The Senior Preferred Shares shall in all respects rank prior to the New Common Shares, the Class A Preferred Shares, the Class B Preferred Shares, and any other class of shares of the Corporation, as to the order of priority in the payment of dividends and the distribution of any part of the property of the Corporation in the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the property of the Corporation among its shareholders for the purposes of winding-up its affairs.

3.     Dividends

The holders of the Senior Preferred Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors of the Corporation out of the moneys of the Corporation properly applicable to the payment of dividends, fixed cumulative preferential cash dividends at the rate hereinafter provided for.

Dividends on the Senior Preferred Shares shall accrue on a day-to-day basis from the date of issue thereof without compounding.

The dividend rate (applied to the balance for the time being of the Redemption Amount of the Senior Preferred Shares) shall be equal to ONE THOUSAND EIGHT HUNDRED AND FIFTY DOLLARS ($1,850) per Senior Preferred Share per annum.

Payment of dividends shall, subject as hereinafter provided, be made by cheque of the Corporation payable at par at any branch of the Corporations bankers and the mailing of such a cheque to any holder shall satisfy the dividend represented thereby unless the cheque is not paid on presentation.  No shareholder shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporations bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which it was payable.  The holders of the Senior Preferred Shares shall not be entitled to any dividends other than the cash dividends hereinbefore provided for.

If any Senior Preferred Shares are outstanding, in addition to any limitations prescribed by the Business Corporations Act (Alberta), the Corporation shall not declare or pay a dividend on any other class of shares in its capital, or, distribute any amount in respect of the stated capital of any other class of shares in its capital, and shall not make any payment to redeem, purchase or otherwise acquire any other shares in its capital, if after such dividend or payment the realizable value of the Corporations assets would be less than the aggregate of:

(a)   its liabilities; and

(b)   the aggregate amount required for payment on a redemption or in a liquidation of all of the Senior Preferred Shares then outstanding, and all other shares the holders of which have the right to be paid prior to or pari passu with the holders of Senior Preferred Shares.

4.     Voting Rights

Each holder of Senior Preferred Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation and to vote thereat, except meetings at which only holders of a specified class of shares (other than Senior Preferred Shares) or specified series of shares are entitled to vote.  At all meetings of which notice must be given to the holders of the Senior Preferred Shares, each holder of Senior Preferred Shares shall be entitled to one vote in respect of each Senior Preferred Share held by such holder.

5.     Liquidation, Dissolution or Winding-up

In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Senior Preferred Shares shall be entitled to receive in respect of each such share, before any distribution of any part of the property of the Corporation among the holders of the New Common Shares and any other class of shares of the Corporation ranking junior to the Senior Preferred Shares, an amount equal to the Redemption Price of the Senior Preferred Shares.  After payment to the holders of the Senior Preferred Shares of the amount so payable to such holders as herein provided, the holders shall not be entitled to share in any further distribution of the property of the Corporation.

6.     Redemption at the Option of the Corporation

(a)   Subject to the Business Corporations Act (Alberta), the Corporation shall, at its option, be entitled to redeem at any time or times all or any part of the Senior Preferred Shares registered in the name of any holder of any such Senior Preferred Shares on the books of the Corporation with or without the consent of such holder by giving notice in writing (in this paragraph referred to as a Redemption Notice) to such holder specifying:

(i)    that the Corporation desires to redeem all or any part of the Senior Preferred Shares registered in the name of such holder;

(ii)   if part, only of the Senior Preferred Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed;

(iii)  the business day (in this paragraph referred to as the Redemption Date) on which the Corporation desires to redeem such Senior Preferred Shares. The Redemption Notice shall specify a Redemption Date which shall not be more than one day after the date on which the Redemption Notice is given by the Corporation or such other date as the Corporation and the holder of any such Senior Preferred Shares may agree; and

(iv)  the place of redemption.

(b)   The Corporation shall, on the Redemption Date, redeem such Senior Preferred Shares by paying to such holder an amount equal to the Redemption Price on presentation and surrender of the certificate or certificates for the Senior Preferred Shares so called for redemption at such place as may be specified in such notice.  The certificate or certificates for such Senior Preferred Shares shall thereupon be cancelled and the Senior Preferred Shares represented thereby shall thereupon be redeemed.  Such payment shall be made by delivery to such holder of a cheque payable in the amount of, or at the option of the Corporation, a demand note with a principal amount equal to the aggregate Redemption Price for the Senior Preferred Shares to be redeemed.  From and after the Redemption Date, the holder thereof shall not be entitled to exercise any of the rights of holders of Senior Preferred Shares in respect thereof unless payment of the Redemption Price is not made on the Redemption Date, or on presentation and surrender of the certificate or certificates for the Senior Preferred Shares so called for redemption, whichever is later, in which case the rights of the holder of the Senior Preferred Shares shall remain unaffected until payment in full of the Redemption Price.

(c)   Where at any time some but not all of such Senior Preferred Shares are to be redeemed, the Senior Preferred Shares to be redeemed shall be selected by lot in such manner as the board of directors determines, or as nearly as may be in proportion to the number of Senior Preferred Shares registered in the name of each holder, or in such other manner as the board of directors determines.

7.     Redemption at the Option of the Holder

(a)   Subject to the Business Corporations Act (Alberta), a holder of any Senior Preferred Shares shall be entitled to require the Corporation to redeem at any time or times any Senior Preferred Shares registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its registered office a share certificate or share certificates representing the Senior Preferred Shares which the holder desires to have the Corporation redeem together with a request in writing (in this paragraph referred to as a Redemption Demand) specifying:

(i)    that the holder desires to have all or any part of the Senior Preferred Shares represented by such certificate or certificates redeemed by the Corporation;

(ii)   if part only of the Senior Preferred Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed; and

(iii)  the business day (in this paragraph referred to as the Redemption Date) on which the holder desires to have the Corporation redeem such Senior Preferred Shares.  The Redemption Demand shall specify a Redemption Date which shall not be more than one day after the date on which the Redemption Demand is tendered to the Corporation or such other date as the holder and the Corporation may agree.

(b)   The Corporation shall, on such Redemption Date, subject to paragraph 8 below, redeem all Senior Preferred Shares required to be redeemed by paying to such holder an amount equal to the aggregate Redemption Price therefor on presentation and surrender of the certificate or certificates for the Senior Preferred Shares to be so redeemed at the registered office of the Corporation.  The certificate or certificates for such Senior Preferred Shares shall thereupon be cancelled and the Senior Preferred Shares represented thereby shall thereupon be redeemed.  Such payment shall be made by delivery to such holder of a cheque in the amount of, or at the option of the Corporation, a demand note with a principal amount equal to the aggregate Redemption Price for the Senior Preferred Shares to be redeemed.  From and after the Redemption Date, such Senior Preferred Shares shall cease to be entitled to dividends and the holder thereof shall not be entitled to exercise any of the rights of holders of Senior Preferred Shares in respect thereof unless payment of the said Redemption Price is not made on the Redemption Date, in which case the rights of the holder of the Senior Preferred Shares shall remain unaffected until payment in full of the Redemption Price.

8.     Partial Repayment

If less than all Senior Preferred Shares represented by a certificate are redeemed, the holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Senior Preferred Shares which have not been redeemed.

B.    Class A Preferred Shares

The Class A Preferred Shares of the Corporation shall be unlimited in number and have respectively attached thereto, as a class, the following rights, privileges, restrictions and conditions:

(a)   Subject to the provisions of the Business Corporations Act (Alberta) (the Act), the holders of the Class A Preferred Shares shall not be entitled to receive notice of, attend nor vote at any meeting of the shareholders of the Corporation;

(b)   rank pari passu with one another in all respects and junior to the Senior Preferred Shares and the New Common Shares and any other shares of the Corporation that by their terms rank prior to the Class A Preferred Shares, and any other shares of the Corporation that by their terms rank junior to the Class A Preferred Shares, both as to the order of priority in the payment of dividends and in the distribution of property in the event of the dissolution, liquidation and dissolution or winding-up of the Corporation or any other distribution of the property of the Corporation among its shareholders for the purposes of winding-up its affairs;

(c)   may, at any time or from time to time, be issued in one or more series, each such series to consist of such number of shares as may, before the issue thereof, be determined by the board of directors of the Corporation which may, by resolution from time to time before the issue thereof, fix the designation, rights, privileges, restrictions and conditions attaching to such shares of each series.

C.    Class B Preferred Shares

The Class B Preferred Shares of the Corporation shall be unlimited in number and have respectively attached thereto, as a class, the following rights, privileges, restrictions and conditions:

(a)   Subject to the provisions of the Business Corporations Act (Alberta) (the Act), the holders of the Class B Preferred Shares shall not be entitled to receive notice of, attend nor vote at any meeting of the shareholders of the Corporation;

(b)   rank pari passu with one another in all respects and junior to the Senior Preferred Shares and the New Common Shares and any other shares of the Corporation that by their terms rank prior to the Class B Preferred Shares, and any other shares of the Corporation that by their terms rank junior to the Class B Preferred Shares, both as to the order of priority in the payment of dividends and in the distribution of property in the event of the dissolution, liquidation and dissolution or winding-up of the Corporation or any other distribution of the property of the Corporation among its shareholders for the purposes of winding-up its affairs;

(c)   may, at any time or from time to time, be issued in one or more series, each such series to consist of such number of shares as may, before the issue thereof, be determined by the board of directors of the Corporation which may, by resolution from time to time before the issue thereof, fix the designation, rights, privileges, restrictions and conditions attaching to such shares of each series.

SCHEDULE B to the ReStated Articles of Incorporation of

NOVA GAS TRANSMISSION LTD.

(the Corporation)

Item 7(b) of the ReStated Articles of Incorporation of the above-named Corporation dated June 10, 1994 is deleted in its entirety.

(a)   See the provisions of the Gas Utilities Act (Alberta) and see especially the provisions of Sections 25.1 and 26 thereof.

(b)   The head office of the Corporation shall be in Calgary, Alberta, Canada.

(c)   The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Corporation.